Exhibit 10.16

NETWORK DRIVE

AT NORTHWEST PARK

OFFICE LEASE

NET VIEW 5 AND 6 LLC

AS LANDLORD

AND

EXA CORPORATION

AS TENANT

FOR PREMISES AT

55 NETWORK DRIVE

BURLINGTON, MASSACHUSETTS

TABLE OF CONTENTS

TABLE OF CONTENTS			2

ARTICLE 1 REFERENCE DATA			4

1.1		SUBJECT REFERRED To	4
1.2		EXHIBITS	5

ARTICLE 2 PREMISES AND TERM			6

2.1		PREMISES	6
	2.1.1	Furniture	6
2.2		TERM	7
2.3		EXTENSION OPTION	7
2.4		FIRST EXPANSION OPTION	8
2.5		SECOND EXPANSION OPTION	8
2.6		THIRD EXPANSION OPTION	9
2.7		RIGHT OF FIRST OFFER	10

ARTICLE 3 CONDITION; TENANT’S WORK; ALLOWANCE			11

3.1		CONDITION	11
3.2		TENANT’S WORK	12
3.3		ALLOWANCE	12

ARTICLE 4 RENT			13

4.1		THE FIXED RENT	13
4.2		ADDITIONAL RENT	13
	4.2.1	Real Estate Taxes	13
	4.2.2	Personal Property Taxes	14
	4.2.3	Operating Costs	14
	4.2.4	Insurance	17
	4.2.5	Utilities	17
4.3		LATE PAYMENT OF RENT	18
4.4		LETTER OF CREDIT	18
	4.4.1	Amount of Letter of Credit	18
	4.4.2	Renewal of Letter of Credit	18
	4.4.3	Draws to Cure Defaults	18
	4.4.4	Draws to Pay Damages	18
	4.4.5	Draws for Failure to Deliver Substitute Letter of Credit	18
	4.4.6	Transferability	18
	4.4.7	Return of Letter of Credit at End of Term	19

ARTICLE 5 LANDLORD’S COVENANTS			19

5.1		AFFIRMATIVE COVENANTS	19
	5.1.1	Heat and Air-Conditioning	19
	5.1.2	Electricity	19
	5.1.3	Cleaning; Water	19
	5.1.4	Elevator; Fire Alarm	19
	5.1.5	Repairs	19
	5.1.6	Landlord’s Insurance	19
	5.1.7	Landscaping, Snow Removal; Grounds Maintenance	20
5.2		INTERRUPTION	20
5.3		OUTSIDE SERVICES	20
5.4		BUILDING AMENITIES	20
5.5		ACCESS	20

ARTICLE 6 TENANT’S ADDITIONAL COVENANTS			20

6.1		AFFIRMATIVE COVENANTS	20
	6.1.1	Perform Obligations	20
	6.1.2	Use	20
	6.1.3	Repair and Maintenance	21
	6.1.4	Compliance with Law	21
	6.1.5	Indemnification	22
	6.1.6	Landlord’s Right to Enter	22
	6.1.7	Personal Property at Tenant’s Risk	22
	6.1.8	Payment of Landlord’s Cost of Enforcement	22
	6.1.9	Yield Up	22
	6.1.10	Rules and Regulations	23
	6.1.11	Estoppel Certificate	23
	6.1.12	Landlord’s Expenses Re Consents	23
6.2		NEGATIVE COVENANTS	23
	6.2.1	Assignment and Subletting	23
	6.2.2	Nuisance	24
	6.2.3	Hazardous Wastes and Materials	24

	6.2.4	Floor Load; Heavy Equipment	24
	6.2.5	Installation, Alterations or Additions	25
	6.2.6	Abandonment	26
	6.2.7	Signs	26
	6.2.8	Heavy Parking and Storage	26

ARTICLE 7 CASUALTY OR TAKING			26

7.1		TERMINATION	26
7.2		RESTORATION	26
7.3		AWARDS; INSURANCE PROCEEDS	26

ARTICLE 8 DEFAULTS			26

8.1		EVENTS OF DEFAULT	26
8.2		REMEDIES	27
8.3		REMEDIES CUMULATIVE	27
8.4		LANDLORD’S RIGHT TO CURE DEFAULTS	27
8.5		EFFECT OF WAIVERS OF DEFAULT	27
8.6		No WAIVER, ETC	28
8.7		No ACCORD AND SATISFACTION	28

ARTICLE 9 RIGHTS OF MORTGAGE HOLDERS			28

9.1		RIGHTS OF MORTGAGE HOLDERS	28
9.2		LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES	28

ARTICLE 10 MISCELLANEOUS PROVISIONS			29

10.1	NOTICES FROM ONE PARTY TO THE OTHER		29
10.2	QUIET ENJOYMENT		29
10.3	LEASE NOT TO BE RECORDED		29
10.4	LIMITATION OF LANDLORD’S LIABILITY		29
10.5	ACTS OF GOD		29
10.6	LANDLORD’S DEFAULT		29
10.7	BROKERAGE		29
10.8	APPLICABLE LAW AND CONSTRUCTION		29

OFFICE LEASE

ARTICLE 1

Reference Data

1.1	Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	July 21, 2008

Building:	The three-story building in Burlington Massachusetts, located on the parcel of land identified as Lot 6 as shown on the “Definitive Subdivision Plan, Sun Microsystems” prepared by Vanasse Hangen Brustlin, Inc., recorded with Middlesex County (South District) Registry of Deeds as Plan 672 of 2007, and known as 55 Network Drive (the Building and such parcel of land hereinafter being collectively referred to as the “Property”). The Property is located within the office park located off Network Drive in Burlington, Massachusetts, commonly known as Network Drive at Northwest Park (the “Park”).

Premises:	A portion of the first floor and the entire second floor of the Building, substantially as shown on Exhibits A and A-1 attached hereto.

Rentable Floor
Area of Premises:	Approximately 65,941 square feet.

Landlord:	Netview 5 and 6 LLC.

Original Notice
Address of Landlord:	c/o Nordblom Management Company, Inc. 15 Third Avenue Burlington, Massachusetts 01803

Tenant:	Exa Corporation, a Delaware corporation.

Original Notice Address of Tenant:	Prior to the Commencement Date: 3 Burlington Woods Burlington, MA 01803

after the Commencement Date: 55 Network Drive Burlington, MA 01803

Commencement Date:	November 1, 2008.

Expiration Date:	March 31, 2016.

Rent Commencement Date:	April 1, 2009

Annual Fixed Rent Rate:	Rent Commencement Date - October 31, 2009:	$1,396,992.00

	November 1, 2009 - March 31, 2012:	$2,093,628.00

	April 1, 2012 - March 31, 2013:	$2,225,508.00

	April 1, 2013 - March 31, 2016:	$2,357,388.00

Monthly Fixed Rent Rate:	Rent Commencement Date - October 31, 2009:	$116,416.00

	November 1, 2009 - March 31, 2012:	$174,469.00

	April 1, 2012 March 31, 2013:	$185,459.00

	April 1, 2013 - March 31, 2016:	$196,449.00

Letter of Credit Amount:	$525,000.00

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises, from time to time, to the total rentable area of the Building (approximately 130,706 square feet), which shall initially be deemed to be 50.45%.

Base Taxes:	Taxes for the 2009 fiscal tax year (i.e., July 1, 2008 - June 30, 2009).

Base Operating Costs:	Operating Costs for the 2009 calendar year.

Permitted Uses:	General business offices and software development, with ancillary training for its customers.

Public Liability Insurance Limits:

Commercial General Liability:

	$3,000,000 per occurrence $5,000,000 general aggregate

1.2	Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBITS A, and A-1: Plans showing the Initial Premises.

EXHIBIT B	Rules and Regulations.

EXHIBIT C	Form Tenant Estoppel Certificate.

EXHIBIT D	Form Landlord’s Consent and Waiver.

EXHIBIT E	Furniture (to be provided by Tenant).

A R T I C L E    2

Premises and Term

2.1	Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, and of any agreements, cross easements and restrictions, as the same may be amended from time to time, applicable to the Property, all of which Tenant and Landlord shall observe and perform insofar as the same are applicable to the Property; provided, however, that no such agreements, cross-easements or restrictions shall prevent Tenant from exercising its rights under this Lease. Excluded from the Premises are roof, exterior faces of exterior walls, the common stairways, stairwells, elevators and elevator shafts, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than entire rentable area of any floor, excluding the central core area of such floor. Notwithstanding the foregoing, a portion of the Initial Premises on the second floor contains a corridor that runs from the central core area to the loading dock at the rear of the second floor wing of the Initial Premises, which corridor may be utilized by other tenants for access to their premises from the loading dock. Tenant agrees to permit other tenants to utilize and have unhindered access to the corridor from time to time, upon reasonable prior notice from Landlord (which may be oral). Landlord shall have no liability to Tenant arising out of the use of the corridor by other tenants, and their agents, to access the loading dock. However, Landlord shall endeavor to obtain from any third parties utilizing the corridor a waiver of all claims against Landlord and Tenant, reasonably acceptable to Landlord and Tenant, prior to granting such third parties access to the corridor. The term “Initial Premises” as used in this Lease shall mean and include the entire 65,941 square feet of rentable floor area initially leased to Tenant as of the date of this Lease.

Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways, stairways, and elevators of the Building, (b) common walkways, roadways, and driveways necessary for access to the Building and the Property, (c) the common parking areas serving the Building, (d) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; and (e) all so-called common areas, facilities and amenities of the Park serving the Property for the benefit of tenants for access, egress and the like, including, without limitation, all roadways, walkways and driveways, and the common on-site cafeteria. The areas and facilities described in clauses (a) through (d) above are referred to as “Building Common Areas.” The areas, facilities and amenities of the Park described to in clause (e) are referred to as “Campus Common Areas.”

Tenant shall be permitted, on an unreserved basis, to use up to 1 parking space per 300 rentable square feet of the Premises, in the surface parking area serving the Building; or in a parking area proximate to the Building. Landlord shall have the right to relocate the parking area, or any portion thereof, at any time during the term of this Lease, so long as Tenant’s parking rights pursuant to this paragraph are not diminished. If at any time during the term Landlord grants reserved parking to other tenants of the Building, then Landlord shall similarly provide Tenant reserved parking, on a pro-rata basis based upon the Rentable Floor Area of the Premises, at or near the Building.

Landlord reserves the right from time to time, without unreasonable interference with use of the Premises: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same. Notwithstanding the foregoing, any installation or relocation to be performed by Landlord within the Premises (i) shall be located, to the extent reasonably practicable, within the ceiling plenum, the walls or floors, or within the chases, risers, ducts, conduits, lines, shafts or similar concealed areas and, (ii) in all cases, to the extent reasonably practicable, (1) shall be performed and installed at such times and by such methods as will not materially interfere with Tenant’s use of the Premises, damage the appearance thereof, or reduce the rentable area thereof more than a de minimus amount (provided that any substantial reduction in rentable area shall entitle Tenant to an equitable reduction of rent), (2) shall, if possible, be coordinated and scheduled with Tenant in order to accommodate Tenant’s reasonable business needs, and (3) shall be located where practical and efficient, taking into account Tenant’s use of the area of the Premises affected thereby.

2.1.1

Furniture. During the term of this Lease, Tenant shall have the right, at no additional charge, to use any or all furniture systems and associated wiring currently located within the Building and owned by Landlord, and the right to use any additional furniture systems located elsewhere in the Park and owned by Landlord, that are necessary to complete the Tenant’s Work in the Initial Premises and furnish the same. All of the furniture Tenant has elected to use is described in Exhibit F, which has not been prepared as of the date of this Lease, but which will be prepared by Tenant and delivered to Landlord within 60 days after the date of this Lease. Once such furniture list is delivered to Landlord it shall be attached hereto as Exhibit F and incorporated herein. All such furniture and wiring shall only be used solely in connection with Tenant’s use of the Initial Premises during term of this Lease, as it may be extended. Tenant shall have the right to purchase such furniture systems and equipment at the expiration of this Lease, for the sum of $1.00, but shall not have such right to purchase if Tenant elects to terminate this Lease early pursuant to Sections 2.5 or 2.7 hereof. All furniture systems and wiring are being made available to Tenant in their current as-is condition, without any representations or warranties by Landlord regarding the condition of the furniture and wiring or their suitability for Tenant’s use, and Tenant shall, at its expense, maintain such furniture and equipment in good condition and repair during the Term, normal wear and tear and casualty damage excepted. Upon completion of the Tenant’s Work in the Initial Premises, Tenant shall have no further rights to select additional furniture for use in the Initial Premises.

2.2	Term. TO HAVE AND TO HOLD for a term (the “Original Term”) beginning on the Commencement Date, at which time Landlord shall deliver full possession of the Premises to Tenant free of all occupants, and ending on the initially stated Expiration Date, unless extended or sooner terminated as hereinafter provided.

The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive full calendar months. The first lease year shall begin on the Rent Commencement Date if the Rent Commencement Date is the first day of a calendar month; if not, then the first Lease Year shall commence upon the first day of the calendar month next following the Rent Commencement Date. Each succeeding Lease Year shall commence upon the anniversary date of the first Lease Year.

2.3	Extension Option. (A) Provided that as of the date of the notice specified below, Tenant is not in default and has not previously been in default of its obligations under this Lease beyond any applicable grace period, Tenant shall have the right to extend the original term of this Lease for one additional period of five (5) years, to begin immediately upon the day after the Expiration Date (the “Extended Term”). All of the terms, covenants and provisions of this Lease shall apply to such Extended Term except that the Annual Fixed Rent Rate payable during the Extended Term shall be the then-current fair market rental rate for comparable space in comparable buildings in Burlington (the “Fair Market Rate) as of the commencement of the Extended Term, but in no event less than the Annual Fixed Rent Rate in effect for the immediately preceding Lease Year. The determination of Fair Market Rate shall take into account and give effect to the length of term, the as-is condition of the premises, with no deductions for TI allowances or rent concessions. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord written notice of its intention to do so not later than one (1) year prior to the Expiration Date. If Tenant gives such notice, the extension of this Lease shall be automatically effected without the execution of any additional documents. The Original Term and the Extended Term are hereinafter collectively called the “term”.

(B) Not later than 11 months prior to the Expiration Date, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rate for the Extended Term (or any expansion term, as applicable). Within 15 days after Landlord gives Tenant Landlord’s proposal for Fair Market Rate, Tenant shall notify Landlord whether Tenant accepts or disputes such rate. If Tenant disagrees with Landlord’s designation, Landlord and Tenant shall commence negotiations to agree upon the Fair Market Rate. If Landlord and Tenant are unable to reach agreement on the Fair Market Rate within thirty (30) days after the date on which Landlord first gave Tenant Landlord’s proposal for the Fair Market Rate, then the Fair Market Rate shall be determined as provided below.

(C) If Landlord and Tenant are unable to agree on the Fair Market Rate within said thirty (30) day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Fair Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the other estimate, then the Fair Market Rate shall be the average of the two estimates. If the matter is not resolved by the exchange of estimates, then Fair Market Rate shall be determined by an independent arbitrator as set forth below.

(D) Within seven (7) days after the exchange of estimates, the parties shall select, as an arbitrator, a mutually acceptable commercial real estate broker or appraiser licensed in the Commonwealth of Massachusetts specializing in the field of commercial office leasing in the suburban Boston area, having no less than ten (10) years’ experience (an “Approved Arbitrator”). If the parties cannot agree on such person, then within a second period of seven (7) days, each shall select one Approved Arbitrator and the two appointed Arbitrators shall, within five (5) days, select a third Approved Arbitrator who shall be the final decision-maker (the “Final Arbitrator”). If one party shall fail to timely make such appointment, then the person chosen by the other party shall be the sole arbitrator. Once the Final Arbitrator has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after his or her appointment, the arbitrator shall determine the Fair Market Rate by selecting either the Landlord’s estimate of Fair Market Rate or the Tenant’s estimate of Fair Market Rate. Such arbitrator must choose the proposed Fair Market Rate that he/she determines is closest to the actual market rental rate for the Premises. There shall be no discovery or similar proceedings. The arbitrator’s decision as to which estimate shall be the Fair Market Rate for the Extended Term (or with respect to any expansion space, as applicable) shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall be the Annual Fixed Rent Rate for the Extended Term. The costs of the Final Arbitrator will be equally divided between Landlord and Tenant. Any fees of any counsel engaged by Landlord or Tenant, however, shall be borne by the party that retained such counsel.

(E) Once the Fair Market Rate has been determined, the parties shall promptly execute an amendment to this Lease setting forth the Fixed Rent for the Premises during the Extended Term. For any part of the Extended Term during which the Fixed Rent Rate is in dispute, or has not yet been finally determined, Tenant shall make payments to Landlord on account of Fixed Rent at the rate per square foot of Rentable Floor Area of the Premises last paid under this Lease. The parties shall adjust for any overpayments or underpayments upon final determination of such rent.

2.4	First Expansion Option. (A) On the condition that (i) the initial Tenant named herein has not assigned this Lease (except for an assignment to a Permitted Transferee pursuant to Section 6.2.1) and has not sublet more than 10% of the Premises then leased to Tenant for a term longer than three (3) years and (ii) Tenant is not in default hereunder at the time Tenant exercises the First Expansion Option and at the commencement of the term with respect to the First Expansion Premises, and has not previously been in default beyond the expiration of all applicable notice and cure periods under this Lease, Tenant shall have the option (the “First Expansion Option”) at any time prior to December 1, 2009, to add the First Expansion Premises to the Premises. The “First Expansion Premises” means the space designated by Landlord on the first or third floors of the Building consisting of either approximately 22,000 rentable square feet or a wing of an entire floor. Tenant shall notify Landlord in writing, on or before December 1, 2009, of its intent to exercise the First Expansion Option.

(B) In the event that Tenant properly and timely exercises the First Expansion Option, then the First Expansion Premises shall be added to the Premises and leased to Tenant “as-is”, upon all the same terms and conditions contained in this Lease, except that:

(i)	The term with respect to the First Expansion Premises shall commence on December 1, 2010 and end on the Expiration Date set forth in Section 1.1, to be co-terminus with the Original Term for the Initial Premises;

(ii)	As of December 1, 2010, the First Expansion Premises shall be included in the definition of the “Premises” for all purposes under this Lease;

(iii)	Tenant shall be entitled to a tenant improvement allowance of $30.00 per rentable square foot of the First Expansion Premises, which shall be utilized by Tenant and payable in accordance with the provisions of Paragraph B of Section 3.3 below;

(iv)	The Annual Fixed Rent Rate for the First Expansion Premises shall be on a gross basis (plus electricity costs) with the Base Operating Costs and Base Taxes stipulated in Section 11, and calculated at the annual rate of $31.75 per rentable square foot of such space from December 1, 2010 through March 31, 2012; $33.75 per rentable square foot of such space from April 1, 2012 through March 31, 2013; and $35.75 per rentable square foot of such space from April 1, 2013 through March 31, 2016.

(C)Tenant’s notice exercising its rights hereunder properly given shall be sufficient to lease the First Expansion Premises in accordance with the above stated terms; however, if requested by Landlord, Tenant shall promptly execute an amendment to this Lease reflecting the above terms. The execution of any such amendment shall not be construed as a waiver of any of the conditions to the exercise of Tenant’s rights hereunder unless otherwise expressly provided in such amendment.

2.5	Second Expansion Option. (A) On the condition that (i) Tenant shall have properly exercised the First Expansion Option, (ii) the initial Tenant named herein has not assigned this Lease (except for an assignment to a Permitted Transferee pursuant to Section 6.2.1) and has not sublet more than 10% of the Premises then leased to Tenant for a term that is longer than three (3) years and (ii) Tenant is not in default hereunder at the time Tenant exercises this Second Expansion Option and at the commencement of the term with respect to the Second Expansion Premises, and has not previously been in default beyond the expiration of all applicable notice and cure periods under this Lease, Tenant shall have an additional expansion option (the “Second Expansion Option”) to lease no fewer than 20,000 rentable square feet and no greater than 40,000 rentable square feet in the Building, or within another building in either the Park or in Northwest Park, as designated by Landlord (the “Second Expansion Premises”). Tenant may exercise the Second Expansion Option at any time after the date Tenant exercised the Initial Expansion Option, but no later than December 31, 2010, by giving Landlord written notice that Tenant desires to expand into the Second Expansion Premises, designating in its notice the amount of area desired for the Second Expansion Premises, taking into account any reduction in area on account of previously leased ROFO Space pursuant to Section 2.7. Landlord shall use reasonable efforts to accommodate the size of premises requested by Tenant and to locate the Second Expansion Premises in the Building, but shall have the right to locate the Second Expansion Premises in another building owned by Landlord, or its affiliate, elsewhere in the Park or in Northwest Park. Provided Landlord is able to provide no fewer than 20,000 rentable square feet in the Building or Park, or Northwest Park, Landlord shall have satisfied its obligation to provide the Second Expansion Premises and Tenant shall have no right to terminate this Lease pursuant to paragraph (E) of this Section 2.5.

(B) In the event that Tenant properly and timely exercises such right, then the Second Expansion Premises shall be added to the Premises and leased to Tenant “as-is”, upon the same terms and conditions contained in this Lease, except that:

(i)	The term for the Second Expansion Premises shall commence on a date (the “Second Expansion Commencement Date”) occurring during the period of January 1, 2012 through July 31, 2012 (the “Second Option Period”), as determined by Landlord, and shall be expire on March 31, 2019;

(ii)	The Annual Fixed Rent Rate for the Second Expansion Premises shall be the Fair Market Rate, which shall include then current base years for Taxes and Operating Costs, for the Second Expansion Premises as of the Second Expansion Commencement Date, as designated by Landlord; provided, however, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rate for the Second Expansion Premises not later than six (6) months prior to the designated Second Expansion Commencement Date.

(iii)	Tenant shall be entitled to a tenant improvement allowance of up to $30.00 per rentable square foot of the Second Expansion Premises which may be utilized and disbursed in accordance with the provisions of Paragraph B of Section 3.3 below;

(iv)	The term of this Lease with respect to the Initial Premises and the First Expansion Premises will be automatically extended for a period of three years, on all the same terms and conditions of this Lease then in effect, except that the Annual Fixed Rent Rate during such extended period shall be calculated at the annual rate of $37.75 per rentable square foot of such premises, without any change to the initial stated Base Taxes and Base Operating Costs in Section 1.1 above. Upon such extension, the Expiration Date set forth in Section 1.1 of this Lease shall be automatically changed to March 31, 2019 so that the term for the Initial Premises, the First Expansion Premises and the Second Expansion Premises shall be coterminous, and the Extended Term specified in Section 2.3(A) above shall be automatically changed from 5 years to 2 years without the need for further documentation.

(C) In the event that Tenant disputes Landlord’s designation of the Fair Market Rate for the Second Expansion Premises, Tenant shall propose its designation of the Fair Market Rate within 15 days from receipt of Landlord’s designation notice. Failure on the part of Tenant to give such notice of its designation shall bind Tenant to Landlord’s designation. If Tenant proposes its designation of the Fair Market Rate, then Landlord and Tenant shall attempt to agree upon a Fair Market Rate. If the parties are unable to reach agreement within thirty (30) days following Tenant’s designation, then the Fair Market Rate shall be submitted to arbitration pursuant to the procedures set forth in Section 2.3 (B), (C), and (D) hereinabove. For the purposes of this Section 2.5, the term “Fair Market Rate” shall have the meaning given to it in Section 2.3 (A and shall take into account any and all allowances, and all references in said Section 2.3 to the “Extended Term” shall be deemed to mean the term with respect to the Second Expansion Premises.

(D) Tenant’s notice exercising its rights hereunder properly given shall be sufficient to lease the Second Expansion Premises to which such notice relates and to extend the term of this Lease with respect to the Initial Premises and the First Expansion Premises, in accordance with the terms set forth above; however, promptly after such notice has been given the parties shall execute an amendment to this Lease reflecting the above stated terms, including the Annual Fixed Rent Rate for the Second Expansion Premises. The execution of any such amendment shall not be construed as a waiver of any of the conditions to the exercise of Tenant’s rights hereunder unless otherwise expressly provided in such amendment.

(E) Landlord shall notify Tenant in writing if Landlord cannot deliver the Second Expansion Premises to Tenant within the Second Option Period. Tenant shall, subject to the limitations set forth in the last sentence of Section 2.5(A), have the right to terminate this Lease in its entirety, effective as of the last day of the 5th Lease Year, by giving written notice of termination to Landlord no later than 90 days following the date of Landlord’s notice of its inability to so deliver the Second Expansion Premises. If Tenant so elects to terminate, then this Lease shall automatically terminate as of the last day of the 5th Lease Year without the need for further documentation and all rights and obligations of the parties shall cease without any further accruing liability of either party to the other, except that Tenant shall be obligated to pay Landlord a termination fee equal to the unamortized transaction costs to Landlord in entering into this Lease and in connection with the First Expansion Option (i.e., legal fees, brokerage commissions and tenant improvement allowances). Such costs shall be amortized on a monthly basis over the Original Term of this Lease at an annual interest rate of 4.5%. Fifty (50%) percent of such early termination fee shall be paid by Tenant together with delivery of its termination notice to Landlord, and fifty (50%) percent of the fee shall be paid on or before the effective termination date. If Tenant fails to timely pay the termination fee, then Landlord shall have the option to declare Tenant’s termination null and void and reinstate this Lease, in addition to any other right and remedy that may be available to Landlord.

2.6	Third Expansion Option. (A) On the condition that (i) Tenant shall have properly exercised the Second Expansion Option, (ii) the initial Tenant named herein has not assigned this Lease (except for an assignment to a Permitted Transferee pursuant to Section 6.2.1) and has not sublet more than 10% of the Premises then leased to Tenant for a term that is longer than three (3) years and (ii) Tenant is not in default hereunder at the time Tenant exercises this Third Expansion Option and at the commencement of the term with respect to the Third Expansion Premises, and has not previously been in default beyond the expiration of all applicable notice and cure periods under this Lease, Tenant shall have an further expansion option (the “Third Expansion Option”) to lease no fewer than 20,000 rentable square feet and no greater than 40,000 rentable square feet in the Building, or within another building in the Park or in Northwest Park, as designated by Landlord (the “Third Expansion Premises”). Tenant may exercise the Third Expansion

Option at any time after the date Tenant exercised the Third Expansion Option, but no later than December 31, 2011, by giving Landlord written notice that Tenant desires to expand into the Third Expansion Premises, designating in its notice the amount of area desired for the Third Expansion Premises taking into account any reduction in area on account of previously leased ROFO Space pursuant to Section 2.7. Landlord shall use reasonable efforts to locate the Third Expansion Premises in the Building, but shall have the right to locate the Third Expansion Premises in another building owned by Landlord, or its affiliate, elsewhere in the Park or in Northwest Park. Provided Landlord is able to provide no fewer than 20,000 rentable square feet in the Building or Park, or Northwest Park, Landlord shall have satisfied its obligation to provide the Second Expansion Premises and Tenant shall have no right to terminate this Lease pursuant to paragraph (E) of this Section 2.6.

(B) In the event that Tenant properly and timely exercises such right, then the Third Expansion Premises shall be added to the Premises and leased to Tenant “as-is”, upon the same terms and conditions contained in this Lease, except that:

(i)	The term for the Third Expansion Premises shall commence on a date (the “Third Expansion Commencement Date”) occurring during the period of January 1, 2013 through December 31, 2013 (the “Third Option Period”), as determined by Landlord, and shall be expire on March 31, 2019;

(ii)	The Annual Fixed Rent Rate for the Third Expansion Premises shall be the Fair Market Rate as of the Third Expansion Commencement Date, as designated by Landlord; provided, however, Landlord shall notify Tenant of Landlord’s determination of Fair Market Rate for the Third Expansion Premises not later than six (6) months prior to the designated Third Expansion Commencement Date.

(iii)	Tenant shall be entitled to a tenant improvement allowance of up to $30.00 per rentable square foot of the Third Expansion Premises which may be utilized and disbursed in accordance with the provisions of Paragraph B of Section 3.3 below.

(C) In the event that Tenant disputes Landlord’s designation of the Fair Market Rate with respect to the Third Expansion Premises, Tenant shall propose its designation of the Fair Market Rate for the Third Expansion Premises within 15 days from receipt of Landlord’s designation notice. Failure on the part of Tenant to timely give such notice of its designation shall bind Tenant to Landlord’s designation. If Tenant proposes its designation of the Fair Market Rate, then Landlord and Tenant shall attempt to agree upon a Fair Market Rate. If the parties are unable to reach agreement within thirty (30) days following Tenant’s designation, then the Fair Market Rate shall be submitted to arbitration pursuant to the procedures set forth in Section 2.3 (B), (C), and (D) hereinabove. For the purposes of this Section 2.6, the term “Fair Market Rate” shall have the meaning given to it in Section 2.3(A) and shall take into account any and all allowances, and all references in said Section 2.3 to the “Extended Term” shall be deemed to mean the term with respect to the Third Expansion Premises.

(D) Tenant’s notice exercising its rights hereunder properly given shall be sufficient to lease the Third Expansion Premises to which such notice relates in accordance herewith; however, promptly after such notice has been given the parties shall execute an amendment to this Lease reflecting the above stated terms, including the Annual Fixed Rent Rate for the Third Expansion Premises. The execution of any such amendment shall not be construed as a waiver of any of the conditions to the exercise of Tenant’s rights hereunder unless otherwise expressly provided in such amendment.

(E) Landlord shall notify Tenant in writing if Landlord cannot deliver the Third Expansion Premises to Tenant within the Third Option Period. Tenant shall, subject to the limitations set forth in the last sentence of Section 2.6(A) above, have the right to terminate this Lease in its entirety, effective as of August 31, 2017, by giving written notice of termination to Landlord no later than 90 days following the date of Landlord’s notice of its inability to so deliver the Second Expansion Premises. If Tenant so elects to terminate, then this Lease shall automatically terminate as of August 31, 2017, without the need for further documentation and all rights and obligations of the parties shall cease without any further accruing liability of either party to the other, except that Tenant shall be obligated to pay Landlord a termination fee equal to the unamortized transaction costs to Landlord associated with the demise of the Second Expansion Premises (i.e., legal fees, the tenant improvement allowance for the Second Expansion Premises, and brokerage commissions, if any). Such costs shall be amortized on a monthly basis over the period beginning on the Second Expansion Commencement Date and ending on March 31, 2019 at an annual interest rate of 4.5%. Fifty (50%) percent of such early termination fee shall be paid by Tenant together with its termination notice to Landlord, and fifty (50%) percent shall be paid on or before the effective termination date. If Tenant fails to timely pay the termination fee, then Landlord shall have the option to declare Tenant’s termination null and void and reinstate this Lease, in addition to any other right and remedy that may be available to Landlord.

2.7	Right of First Offer. During the Original Term of this Lease, Tenant (or a Permitted Assignee pursuant to Section 6.2.1) shall have (A) an ongoing right of first offer to lease the Building 55 ROFO Space (hereinafter defined) and (B) a one-time right of first offer to lease the Building 45 ROFO Space (hereinafter defined) as they become available for lease, subject to the terms and conditions contained below.

The Term the “Building 55 ROFO Space” shall mean any space in the Building consisting of a full floor of an entire wing that becomes available to lease after the Date of this Lease, except that with respect to any space which is vacant as of the Date of this Lease, Tenant’s rights under this Section 2.7 shall arise only after the expiration of any lease for such space entered into after the Date of this Lease and Tenant’s rights are subject to all rights of the existing tenant with respect to such space under such lease, including, expansion, extension and rights of first offer. Landlord shall have no obligation to notify Tenant of the opportunity to lease any space consisting of less than a full floor of a wing of the Building.

The term “Building 45 ROFO Space” shall mean any space consisting of an entire wing in Building 45 that is currently leased to Sun Microsystems that becomes available to lease after the Date of this Lease, subject to all rights of the existing tenant with respect to such space under its lease, including, expansion, extension and rights of first offer. Landlord shall have no obligation to notify Tenant of the opportunity to lease any space consisting of less than a full floor of a wing in the Building 45. The Building 55 ROFO Space and the Building 45 ROFO Space are sometimes referred to collectively as the “ROFO Space.”

If any ROFO Space becomes available to lease during the term of this Lease, then prior to marketing such space, other than to the then tenant thereof, Landlord shall first notify Tenant of the opportunity to lease such ROFO Space, on the condition (i) that the initial Tenant named herein occupies the entire Premises, (ii) that Tenant is not in default of its obligations under this Lease at the time such ROFO Space becomes available, and has not previously been in default beyond the expiration of any applicable grace period under this Lease.

Within fifteen (15) days after Landlord’s notification, Tenant shall provide written notice to Landlord indicating whether it is interested in the possibility of leasing such ROFO Space. If Tenant timely so indicates its interest in the offered space, Landlord shall notify Tenant in writing (“Landlord’s Offer Notice”) specifying the terms on which Landlord intends to offer to lease the ROFO space to Tenant. Landlord’s notice shall identify the ROFO Space and the terms of the offer in reasonable detail and shall include Landlord’s determination of the Fair Market Rate for the ROFO Space. Any offer for ROFO space shall be for a 5-year term. Tenant shall have ten (10) days after the date of Landlord’s Offer Notice to accept such offer.

If Tenant has accepted Landlord’s offer but believes that Landlord’s Offer Notice does not reflect the Fair Market Rate, Tenant shall so notify Landlord stating in detail Tenant’s estimate of Fair Market Rate. If Tenant has declined Landlord’s offer (or if the offer is deemed rejected by Tenant’s failure timely to accept), then Landlord shall be free to offer the subject ROFO Space to the general market. If the ROFO Space is comprised of the Building 45 ROFO Space, and Tenant declines the offer, or fails timely to accept, Tenant shall have no further rights to lease any Building 45 ROFO Space under this Section 2.7 and Tenant’s right of first offer with respect to the Building 45 ROFO Space shall thereafter be null and void. If the ROFO Space is comprised of the Building 55 ROFO Space, and Tenant declines the offer or fails to timely accept, Tenant shall thereafter have a continuing right to lease any Building 55 ROFO Space under this Section each time Landlord offers such space for Lease.

If Tenant timely elects to lease such space, then the space shall, without further action by the parties, be leased by Tenant on the terms and conditions set forth in the Landlord’s Notice, subject to dispute resolution of the Fair Market Terms if necessary, and otherwise on all of the other terms and conditions of the Lease. If Landlord and Tenant cannot agree on the Fair Market Rate for any ROFO Space, their dispute shall be resolved by a procedure similar to that set forth in Section 2.5 (B) (C) and (D)of this Lease, and the result thereof shall be binding on Landlord and Tenant.

If Tenant accepts Landlord’s offer of any ROFO Space prior to exercising any Expansion Option pursuant to Sections 2.4, 2.5, or 2.6, then the rentable floor area of ROFO Space shall be deducted from the rentable floor area of any Expansion Space elected by Tenant.

If Tenant accepts ROFO space and the total square footage of the ROFO Space is equal to or greater than 20% of the then current Rentable Floor Area of Premises, or if fewer than 24 months remain on the term of this Lease, then this Lease shall be automatically extended by the number of months or years (as applicable) necessary to make the term in respect of the existing Premises (not including the ROFO Space) coterminous with the term in respect of the ROFO Space, and the Expiration Date stated in Section 1.1 shall be changed accordingly. Such extension shall be affected without the need for further documentation and shall be on all the same terms and conditions of this Lease currently in effect, except that the Annual Fixed Rent Rate for the existing Premises during the extended portion of the term shall be the Fair Market Rate at the commencement of the extended term, as determined pursuant to Section 2.3, but in no event less than the Annual Fixed Rent Rate then in effect for such premises prior to the extended term. In any event, once such extension is effected, Tenant shall have no further right to extend the term of this Lease and Tenant’s Extension Option pursuant to Section 2.3 shall automatically become null and void.

ARTICLE 3

Condition; Tenant’s Work; Allowance

3.1	Condition. The Premises are leased to Tenant, and Tenant accepts the Premises, in “as-is” condition, without any obligation on the part of Landlord to construct or prepare them for Tenant’s use and occupancy, and without any representations or warranties by Landlord as to the condition or suitability of the Premises for Tenant’s use.

3.2	Tenant’s Work A. All work that is necessary or desirable for Tenant’s use and occupancy of the Premises shall be performed by Tenant (“Tenant’s Work”). Tenant shall be permitted to access the Initial Premises for the conduct of the Tenant’s Work in the entire Initial Premises upon the full execution and delivery of this Lease, and shall diligently pursue the same to completion. During the performance of the Tenant’s Work in the Initial Premises, Tenant shall not be obligated to pay Fixed Rent to Landlord unless the Rent Commencement Date has occurred. However, Tenant shall reimburse Landlord for its actual costs in connection with the Tenant’s Work, including the cost of electrical usage and condenser water during construction in excess of the normal kilowatt/hour usage at the Building during the most recent billing period in which the Building was vacant (unless a sub-meter has been installed), additional janitorial services and trash removal. It is understood and agreed that Tenant intends to build out the entire Initial Premises following the full execution of this Lease and Landlord’s approval of the construction plans therefor, but that Tenant intends to occupy only a portion of Initial Premises consisting of 44,000 rentable square feet, in areas designated by Tenant, for the conduct of its business until November 1, 2009. The 44,000 rentable square foot portion to be initially occupied by Tenant is referred to in this Lease as the “Phase 1 Space” and the remaining unoccupied areas totaling 21,941 rentable square feet are referred to as the “Phase 2 Space.”

B. Tenant’s Work shall be performed by Tenant in accordance with the terms of this Lease, including, without limitation, the requirements of Section 6.2.5 hereof. Tenant’s Work shall be at Tenant’s sole cost and expense and performed pursuant to architectural, electrical and mechanical construction drawings, plans and specifications first approved by Landlord. The plans approved by Landlord shall be referred to herein as the “Final Plans.” Any and all changes to the Final Plans must also be approved in writing by Landlord. Landlord’s approval of Tenant’s plans in each instance shall not be unreasonably withheld, conditioned or delayed for any plans which (i) do not involve or affect any structural or exterior element of the Building or any portion thereof, or (ii) do not adversely affect the proper functioning of the Building systems or other facilities, or (iv) will not change the aesthetic character of the interior architectural design of the Building and common areas. Tenant acknowledges that Landlord has engaged Spagnolo/Gisness & Associates (“SGA”) as the architect for the Building and agrees to employ SGA to prepare all space plans, construction drawings and other plans for the build-out of the Initial Premises and any additional premises subsequently leased by Tenant in the Building or Park, pursuant to this Lease or otherwise. SGA has been employed on an hourly basis prior to Lease execution to prepare the plans for Tenant’s Work, and Tenant acknowledges and confirms its responsibility to pay SGA’s fees, which may be paid from the allowance. Tenant agrees to employ for Tenant’s Work a responsible general contractor and project manager of whom Landlord has given prior approval, and (with respect to all contractors) whose labor will work without interference with other labor working on the Property, and to cause such contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 1.1, and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.

3.3	Allowance. (A) Landlord shall provide Tenant with an allowance (the “Allowance”) of $30.00 per rentable square foot for the Initial Premises.

(B) The Allowance shall be used by Tenant for hard and soft construction costs in connection with Tenant’s Work, including architectural, engineering and permitting fees, moving costs, cabling, telephone systems, any partitioning needed to complete the furniture systems utilized by Tenant in the Initial Premises pursuant to Section 2.1.1 above, and Tenant’s Exterior Signage (defined in Section 6.2.7). Nordblom Management Company shall, as compensation for its review of Tenant’s plans, receive from Tenant a fee equal to one percent (1%) of the total cost of Tenant’s work, which fee may be paid out of the Allowance. The Allowance shall be payable as follows:

(i)	Forty percent (40%) of the Allowance shall be paid to Tenant within thirty (30) days following the last to occur of: (i) Tenant providing an affidavit from Tenant’s architect certifying that fifty percent (50%) of Tenant’s Work has been completed in accordance with the Final Plans, and (ii) Tenant’s request for such portion of the allowance.

(ii)	Forty percent (40%) of the allowance shall be paid to Tenant within thirty (30) days following the last to occur of: (i) Tenant’s delivery to Landlord of a copy of the certificate of occupancy (or temporary certificate of occupancy) issued in connection with Tenant’s Work, and (ii) Tenant’s request for such portion of the allowance.

(iii)	The final twenty percent (20%) of the allowance shall be paid to Tenant within thirty (30) days following the last to occur of: (i) delivery of Tenant’s architect’s affidavit that all of Tenant’s Work has been completed in accordance with the Final Plans and a final certificate of occupancy has been issued; (ii) Tenant has caused to be delivered to Landlord all final invoices from contractors, subcontractors and suppliers evidencing the total cost of Tenant’s Work, together with lien waivers from general contractors; (iii) Tenant has paid for the cost of Tenant’s Work, and has caused to be delivered to Landlord written evidence of such payment; and (iv) Tenant’s request for such portion of the Allowance.

(C) With respect only to the Allowance for the Initial Premises, if there is any portion of such Allowance not utilized and requested by Tenant by April 1, 2009, Landlord shall be entitled to fifty (50%) percent and Tenant shall be entitled to fifty (50%) percent of such unused portion of the Allowance, except that the sum of $30,000.00 shall be reserved until June 1, 2009, to apply to the cost of Tenant’s Exterior Signage (the reserved amount is called the “Signage Allowance”). After June 1, 2009, if any of the Signage Allowance is unused, it shall be equally split between to the parties as hereinafter set forth. Fifty (50%) percent of the unused portion of the Allowance and the unused Signage Allowance shall be allocated to Tenant in the form of a monthly credit against the Fixed Rent owing under this Lease until such unused portion has been credited. The remaining fifty (50%) percent of the unused Allowance and Siguage Allowance shall accrue to Landlord. However, Tenant shall not be entitled to accrue any rent credit with regard to the Initial Premises after March 31, 2010, and all of remaining unused portions of the Allowance, including the Signage Allowance, shall accrue solely to the benefit of Landlord. If Tenant leases any expansion space pursuant to Sections 2.4, 2.5 and 2.6, and fails to submit a request to Landlord to distribute the entire allowance in connection with such expansion space in accordance with the provisions contained in this Section 3.3 on or before the date that is than one hundred and eighty (180) days following the commencement date for such expansion space, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any rent credit or abatement in connection therewith. In addition to the Allowance and to assist Tenant in completing its build-out of the Initial Premises, Tenant shall have the right to use all existing building materials and equipment currently on-site within the Premises, elsewhere within the Building, and within other buildings in the Park, provided that in the case of materials and equipment located outside of the Premises, the same are not built-in items or otherwise attached or installed (rolls of carpeting, and unattached hvac equipment being examples of permissible items).

A R T I C L E 4

Rent

4.1	The Fixed Rent. Commencing as of the Rent Commencement Date, Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or at such other place or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct, at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein, on the first day of each calendar month included in the term; and for any portion of a calendar month following the Rent Commencement Date, at the rate for the first lease year payable in advance for such portion. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All sums payable by Tenant under this Lease other than Fixed Rent shall be deemed “Additional Rent.”

As stated in Section 3.2(A), Tenant intends to build out the entire Initial Premises while intending to occupy only the Phase 1 Space for the conduct of its business until November 1, 2009. Tenant acknowledges that Landlord is unable to operate the Phase 1 Space as a stand-alone area separate from the remaining 21,941 square feet of rentable floor area of the Initial Premises (i.e., the Phase 2 Space). Tenant understands that Landlord will accrue certain incremental costs for operating the entire Initial Premises as an integrated space, and the parties have agreed on a methodology by which Tenant will compensate Landlord for the incremental costs as hereinafter set forth. No Fixed Rent shall accrue or be payable with respect to the Phase 2 Space until November 1, 2009. However, Tenant shall pay to Landlord the incremental Operating Costs incurred by Landlord attributable to the Phase 2 Space during the period beginning on the Commencement Date and ending on October 31, 2009, as more fully set forth in Section 4.2.3 below. During the period from the Commencement Date through October 31, 2009, Tenant shall only be obligated to pay Landlord Fixed Rent with respect to the Phase 1 Space, plus amounts on account of Tax Excess and Operating Costs Excess (if any) for such space.

If Landlord shall give notice to Tenant that all rent and other payments due hereunder are to be made to Landlord by electronic funds transfers, so called, or by similar means, Tenant shall make all such payments as shall be due after receipt of said notice by means of said electronic funds transfers (or such similar means as designated by Landlord).

4.2	Additional Rent. Except as otherwise expressly set forth below with respect to the Phase 2 Space, commencing as of the Commencement Date, Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and its pro rata share of increases in taxes and operating costs with respect to the Premises and the Property as provided in this Section 4.2 as follows:

4.2.1

Real Estate Taxes. If Taxes (as hereinafter defined) for any Tax Year during the term shall exceed Base Taxes, Tenant shall reimburse Landlord, as additional rent, for Tenant’s Percentage of such excess (such amount hereinafter referred to as “Tax Excess”). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Tax Excess, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available. If the total of such monthly remittances for any Tax Year is greater than the actual Tax Excess for such Tax year, Landlord shall promptly pay to Tenant, or credit against of such remittances is less than the actual Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) days following a written notice to Tenant, which notice shall set forth the manner of computation of Tax Excess).

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to the Tax Excess paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Tax Excess which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied or assessed, or which may be equitably attributable to the Property, for or in respect of the Property, at any time during the term by any governmental authority, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord. Tenant shall not be required to share in any penalties, interest, late payments or the like resulting from Landlord’s late payment of Taxes, provided Tenant has paid its share of Taxes when and as required hereunder. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment. Currently, the Building and the Premises are located on land which is identified as a single tax parcel included in one tax bill from the Town of Burlington. Until such time that separate tax parcels are defined and assessed by the Town to include a separately identified tax parcel including the Building and the Premises, Taxes hereunder shall include the portion of such Taxes allocated by the Town of Burlington to the Building, plus a portion of such Taxes equitably attributable to the land comprising the Property.

4.2.2	Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3	Operating Costs. If, during the term hereof, Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year shall exceed Base Operating Costs, Tenant shall reimburse Landlord, as additional rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Costs Excess”). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs Excess, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs Excess, as reasonably estimated by Landlord from time to time. If, at the expiration of the year in respect of which monthly installments of Operating Costs Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs Excess for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs Excess for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs Excess, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

During the period from the Commencement Date through October 31, 2009, Tenant shall pay to Landlord, as Additional Rent, the incremental Operating Costs associated with the operation of the Phase 2 Space (i.e., 21,941 rentable square feet), including costs of furnishing chilled water to cool such Space. Tenant shall remit to Landlord, on the first day of each calendar month following the Commencement Date, estimated monthly payments on account of such incremental Operating Costs, as reasonably estimated by Landlord from time to time, using a multiplier of 21,941 rentable square feet. As of the Date of this Lease, Landlord estimates the monthly incremental Operating Costs will be equal to 1/12th of the product of $2.41 times 21,941. As of November 1, 2009, Tenant’s obligation to pay charges for the incremental Operating Costs shall cease and as of such date Tenant shall commence paying amounts to Landlord on account of Operating Costs Excess for the entire Initial Premises, in accordance with the provisions of this Section 4.2.3 and Section 4.2.1.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, and the portion of such costs and expenses with regard to the Campus Common Areas which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walking paths, access roads and driveways, Building exterior and service areas, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all payments under any cross easement agreement, declaration of restrictive covenants and like instruments pertaining to the sharing of costs by the Building and other buildings in the Park; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, steam and/or gas), chilled water for air- conditioning, and water (including sewer charges) and other utilities to the Premises, if not sub- metered, and to the Building Common Areas (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property and the Park; costs of maintaining and operating any amenities available for the general use of all tenants now or hereafter located in the Campus Common Areas including an on-site cafeteria (including a monthly cafeteria subsidy, if any); reasonable attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee, not in excess of management fees generally charged to manage similar class A buildings in the Town of Burlington.

There shall not be included in such Operating Costs brokerage fees (including rental fees) related to the operation of the Building; interest and depreciation charges incurred on the Property; or expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the Premises, and (ii) the provision of electricity to the Premises. Notwithstanding the foregoing, the following items shall also be excluded from Operating Costs:

(1) Expenses incurred by Landlord in connection with services or other benefits of a type which are not building standard services or benefits provided to tenants generally, and which are provided only to specific tenants;

(2) Any items to the extent such items are reimbursable to Landlord by Tenant (other than through Additional Rent), by other tenants or occupants of the Building, or by any third parties;

(3) Salaries of officers and executives of Landlord not connected with the operation of the Property;

(4) The personnel costs of any employee above the grade of building property manager;

(5) All costs related to the preparation of any portion of other premises in the Building for occupancy by a tenant or other occupant including without limitation, painting, renovating and redecorating;

(6) Legal fees and expenses incurred by the Landlord, except to the extent that such fees and expenses were incurred in connection with contract enforcement for services which are provided to the Tenant and available to all tenants in the Building;

(7) Any cost incurred by the grossly negligent acts or omissions of Landlord, its agents and employees;

(8) All costs associated with procuring tenants, whether or not those tenants were procured, for the Building including, but not limited to, advertising, legal and space planning expenses tenant improvements and leasing commissions;

(9) Depreciation and amortization, except to the extent provided above;

(10) Costs related to Landlord’s debt including, without limitation, principal interest, late charges, penalties and the costs related to fmancing, mortgaging or hypothecating the Building or any interest in Landlord;

(11)Costs and expenses incurred by the Landlord in connection with the repair of damage to the Building or Property caused by fire or other casualty, insured or required to be insured against hereunder;

(12) Overhead and profit increment paid to subsidiaries or affiliates of the Landlord for services to the Building, to the extent that such overhead and profit increment exceeds the amount of such increment that would be included in the cost for such services if such services were rendered at competitive rates by unaffiliated persons or entities of similar skill, competence and experience;

(13) The cost of any item for which Landlord is reimbursed through condemnation awards;

(14) Insurance premiums to the extent any unusual tenant activity causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance, but only to the extent such additional cost can be identified by the insurer;

(15) The cost of above building standard cleaning of premises demised to a specific tenant;

(16) Costs for items which are characterized as capital under generally accepted accounting principles, except for an annual charge-off for certain capital expenditures pursuant to the next paragraph below;

(17) Costs incurred due to violation by Landlord or any other tenant of the Building of any lease or any laws, rules, regulations or ordinances applicable to the Building;

(18) The cost of any work performed or service provided for which the Landlord is otherwise reimbursed;

(19) Costs related to maintaining Landlord’s existence including filing fees, preparation of tax returns and related legal costs;

(20) Costs related to events for Building tenants including, but not limited to, holiday gifts and tenant’s welcoming gifts;

(21) Landlord’s political and charitable contributions;

(22) Costs of selling or syndicating the Building or an interest in Landlord;

(23) Interest and penalties for any late fees or missed payments by Landlord under any contract or agreement unless resulting from Tenant’s failure to make any payment hereunder when due;

(24) Rent and other charges payable under any ground or underlying lease; and

(25) Costs incurred in connection with any environmental compliance including, without limitation, any clean-up, response action or remediation on, in, under or about the Building, and costs and expenses associated with the defense administration, settlement, monitoring or management thereof.

If, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures (collectively called “capital expenditures”) which (a) are intended to reduce Operating Costs or (b) are required to comply with laws enacted after the date of this Lease or (c) are required to replace worn-out items as may be necessary to maintain the Building in good working order, repair, appearance and in first-class condition consistent with other Class A buildings in the Burlington area, the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure (only if not otherwise collected by Landlord through any capital reserve account). (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [The useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid.

If during any portion of any year for which Operating Costs are being computed, and for the Base Year, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services, amenities or benefits being supplied hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.

Landlord agrees to keep proper books and records of Operating Costs and Taxes. Tenant, at its expense, shall have the right, during customary business hours throughout the Term, and upon written notice to Landlord given no later than 60 days following Tenant’s receipt of Landlord’s Statement of Operating Costs for any calendar year, to inspect, at Landlord’s offices, the Landlord’s books and records relating to Operating Costs and Taxes during the immediately preceding Lease Year. Tenant’s review shall be conducted in a manner so as not to unreasonably interfere with the conduct of the Landlord’s business. If the Tenant determines that errors are contained in such books and records which have resulted in overpayments from Tenant to Landlord for Additional Rent, then Tenant shall give Landlord written notice of such errors, then such overpayments shall either be refunded in cash or applied as a credit to the next due installment of Fixed Rent or Additional Rent.

4.2.4	Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain throughout the term the following insurance protecting Landlord:

4.2.4.1	Commercial general liability insurance naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds and indemnifying the parties so named against all claims and demands for death or any injury to person or damage to property which may be claimed to have occurred on the Premises (or the Property, insofar as used by customers, employees, servants or invitees of the Tenant), in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1, and, which, from time to time during the term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises.

4.2.4.2	Fire insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures and equipment, including all the Landlord-owned furniture systems and equipment utilized by Tenant during the Term, pursuant to the terms of Section 2.1.1 or otherwise.

4.2.4.3	All such policies shall be obtained from responsible companies qualified to do business and in good standing in Massachusetts, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Each such policy shall be non-cancelable with respect to the interest of Landlord without at least ten (10) days’ prior written notice thereto. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.4	All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance. Tenant shall not acquire as insured under any insurance carried on the Premises any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

4.2.5

Utilities. Tenant shall pay to Landlord by means of direct billing by Landlord for all charges for the cost of electricity for Tenant’s lights, outlets and VAV boxes, and for any above-normal office usage of electricity and chilled water at the Premises. Tenant shall reimburse Landlord through Operating Costs, pursuant to Section 4.2.3, for all charges for gas and chilled water for normal office heating and cooling, and water for ordinary cleaning and lavatory use. Effective, as of the Commencement Date, Tenant shall be obligated to pay Landlord incremental Operating Costs attributable-to the Phase 2 Space only, and which shall include costs of chilled water to cool the Phase 2 Space, through October 31, 2009, in accordance with the provisions of Section 4.2.3 above. Effective as of November I, 2009, Tenant’s obligations to reimburse Landlord for chilled water for the entire Premises shall be governed by this Section 4.2.5, and Section 4.2.3, regarding Operating Costs reimbursements. Tenant shall pay all charges for telephone and other utilities or services not supplied by Landlord, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to fumish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.3	Late Payment of Rent. If any installment of rent is paid after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment.

4.4	Letter of Credit. The performance of Tenant’s obligations under this Lease shall be secured by a letter of credit throughout the term hereof in accordance with and subject to the following terms and conditions:

4.4.1	Amount of Letter of Credit. Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) in a form reasonably acceptable to Landlord, (ii) issued by a bank reasonably satisfactory to Landlord upon which presentment may be made in Boston, Massachusetts, (iii) in the amount equal to the Letter of Credit Amount, and (iv) for a term of at least 1 year, subject to the provisions of Section 4.4.2 below. The Original Letter of Credit, any Additional Letters(s) of Credit and Substitute Letter(s) of Credit are referred to herein as the “Letter of Credit.”

4.4.2	Renewal of Letter of Credit Each Letter of Credit shall be automatically renewable without amendment for successive one (1) year periods from the Letter of Credit’s Stated Expiration Date, provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements for the Original Letter of Credit under Section 4.4.1 on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto. Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the Expiration Date of this Lease.

4.4.3	Draws to Cure Defaults. If the Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease in all cases beyond the expiration of all applicable notice and cure periods, then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an additional Letter of Credit (“Additional Letter of Credit”) satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw.

4.4.4	Draws to Pay DamaRes. In addition, if (i) this Lease shall have been terminated as a result of Tenant’s default under this Lease beyond the expiration of the applicable cure period, and/or (ii) this Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof. In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4.5	Draws for Failure to Deliver Substitute Letter of Credit. If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (“Security Proceeds”) in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit. Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of Security Proceeds so applied.

4.4.6	Transferability. Landlord shall be entitled to transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Building, or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit, and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns. Tenant agrees to pay Landlord upon demand, as Additional Rent, all costs and fees charged to effect such transfer but not more than one time during the term, as it may be extended.

4.4.7	Return of Letter of Credit at End of Term. Within 45 days after the expiration of the term, to the extent Landlord has not previously drawn upon any Letter of Credit or Security Proceeds held by Landlord, Landlord shall return the same to Tenant provided that there is not at such time any continuing default of any of Tenant’s obligations under this Lease.

A R T I C L E   5

Landlord’s Covenants

5.1	Affirmative Covenants. Landlord covenants with Tenant:

5.1.1	Heat and Air-Conditioning. To furnish to the Premises heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during the hours of 7:00 a.m. until 6:00 p.m. on Mondays through Fridays and 7:00 a.m. until 1:00 p.m. on Saturdays (“Normal Business Hours”), excluding all legal holidays on which the Building is normally closed. All charges for gas and chilled water furnished to the Premises for normal office heating and air-conditioning will be included in Operating Costs pursuant to Section 4.2.3 and paid for by Tenant pursuant to said Section 4.2.3. Heat and air- conditioning will be available to tenant after Normal Business Hours by prior request of Landlord’s managing agent at least 24 hours in advance. If Tenant shall use chilled water after Normal Business Hours, or in excess of reasonable quantities for normal office use, and if such after-hours or excess use shall result in an additional cost to Landlord on account thereof, Tenant shall, upon demand, reimburse Landlord for the actual utility costs plus any additional costs as reasonably estimated by Landlord (such as wear and tear on the equipment). Landlord reserves the right to install a separate meter or sub-meter, at Tenant’s expenses, to measure the flow of chilled water to the Premises, if deemed necessary by Landlord. As of the date of this Lease, Landlord estimates the after-hours charge for cooling an entire wing is $80.00 per wing per hour based on current utility costs. The after hours cost is allocated per wing, not per floor.

5.1.2	Electricity. To furnish to the Premises, separately sub-metered, installed at Landlord’s cost, and paid for by Tenant directly to Landlord, without mark-up, electricity for Tenant’s lights, outlets and VAV boxes. Tenant shall pay Landlord the costs of such electricity within twenty days of Landlord’s bill therefor. If Tenant shall require electricity in excess of normal office use for Tenant’s Permitted Uses, then Landlord reserves the right to install a sub-meter to measure Tenant’s excessive usage and will bill Tenant separately for its excessive usage. In addition, if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

5.1.3	Cleaning; Water. To provide cleaning to the Premises in accordance with cleaning and janitorial standards generally prevailing throughout the term hereof in comparable office buildings within the municipality in which the Building is located; and to furnish water to the Premises for ordinary cleaning, lavatory and toilet facilities.

5.1.4	Elevator; Fire Alarm. To furnish elevator service (if any) from the lobby to the Premises; and to maintain fire alarm systems within the Building.

5.1.5	Repairs. Except as otherwise expressly provided herein, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the Building Common Areas, the plumbing, electrical, heating, ventilating and air-conditioning systems of the Building as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.1.6	Landlord’s Insurance. To take out and maintain throughout the term all-risk casualty insurance in an amount equal to 100% of the replacement cost of the Building and the improvements therein.

5.1.7	Landscaping, Snow Removal; Grounds Maintenance. To provide landscaping and grounds maintenance as necessary to keep the Premises in Class-A condition consistent with other properties in the area; and to cause snow to be removed from the parking area serving the Building and the sidewalks and driveways on the Property; and maintain and replace the outdoor lighting therein as and when reasonably necessary.

5.2	Interruption. Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described services, repairs or replacements caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. However, in each instance of interruption or failure, Landlord shall use diligence to eliminate the cause thereof. Notwithstanding anything to contrary contained in this paragraph, if Landlord fails to provide any service, repair or maintenance that it is required to provide under this Lease so that Tenant cannot reasonably continue to operate its business in the Premises or any portion thereof and such failure continues for five (5) consecutive business days after written notice thereof from Tenant to Landlord, then, provided that such failure or Landlord’s inability to cure such condition is not due to a cause beyond Landlord’s reasonable control generally affecting other buildings in the vicinity of the Premises (such as a neighborhood power outage) or a fire or other casualty or taking (which shall be governed by Article 7 below) or the fault or negligence of Tenant or any of its agents, employees or contractors, the Fixed Rent and Additional Rent shall be equitably abated based upon the impact thereof on Tenant’s ability to conduct business in the Premises until such service(s) is completely restored.

5.3	Outside Services. In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services which approval shall not be unreasonably withheld, conditioned or delayed (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services, catering services and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

5.4	Building Amenities. Landlord intends to construct, at its sole expense, an unstaffed fitness center in the Park for general availability to all tenants, with no user or membership fees charged to Tenant and its employees, and will complete such fitness center no later than December 31, 2009. During the term of this Lease, as it may be extended, Landlord shall cause to be operated a full-service café with catering service. Landlord shall assist Tenant in arranging for access to a shared conference facility (which is currently leased to Sun Microsystems, Inc. (“Sun”). Sun has indicated to Landlord that it will work with other tenants of the Park to provide reasonable access to such conference facility, at Sun’s discretion). The café service and catering service, and the fitness center, shall be equal to the quality, fixturing, services provided and capacity of other café and catering services, and fitness centers serving Class-A office buildings in the Burlington area. Within 60 days following the date of this Lease, Landlord will provide Tenant with general rules and guidelines relating to the use of the Park amenities center and the Sun conference facility.

5.5	Access. Tenant shall have access to the Premises twenty-four hours per day, seven days a week, subject to Landlord’s reasonable security measures, if any.

ARTICLE 6

Tenant’s Additional Covenants

6.1	Affirmative Covenants. Tenant covenants at all times during the tern and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1	Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2	Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense. With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.2.1	Prohibited Occupants. Tenant acknowledges and agrees that the Premises, and any other premises in the Park subsequently leased to Tenant, may not be leased to, or occupied by any of the following entities (the “Prohibited Occupants”):

Cisco	Dell	Yahoo
EMC	Google
Hewlett-Packard	IBM
Microsoft	Network Appliance
Red Hat	VMWare

If Tenant allows the Premises to be leased to or occupied by any of the Prohibited Occupants in violation of this provision, Landlord may take any and all action necessary to cause such tenancy or occupancy to cease. Notwithstanding the foregoing, Landlord agrees that in no event shall Tenant be in default Under this Section 6.1.2.1 if Tenant is acquired by a Permitted Transferee (as defined in Section 6.2.1 below but deleting that part of subsection A which starts at clause (i) and ends immediately before “or B”) which is also a Prohibited Occupant, (an “Acquisition”), and such Permitted Transferee/ Prohibited Occupant shall lease or occupy the Premises as a result of the Acquisition. Landlord further agrees that, in the event of such an Acquisition, if any person or entity initiates legal proceedings (the “Proceedings”) to prohibit the Permitted Uses or the occupancy of the Premises by a Permitted Transferee/Prohibited Occupant that has acquired Tenant pursuant to an Acquisition, then Landlord, at Landlord’s sole cost and expense, shall defend Tenant, with counsel of Landlord’s choice but approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and shall indemnify Tenant, and its trustees, members, principles, beneficiaries, partners, officers, directors, employees, agents, shareholders, successors and assigns from and against all reasonable legal fees and actual expenses directly related to the Proceedings (whether or not the Proceedings are successful). If the Proceedings successfully result in a final court order or final judgment prohibiting the Permitted Uses or the occupancy of the Premises by the Permitted Transferee/Prohibited Occupant or Tenant (a “Decision”), then Landlord or Tenant may terminate this Lease by giving written notice of termination to the other party (the “Termination Notice), whereupon this Lease shall terminate as of the date that is 365 days from the date of the Termination Notice, or the date which is specified in the Decision for Tenant to vacate the Premises, whichever is earlier, and neither party shall have any further accruing liability to the other as of the effective date of termination; provided, however, that all Fixed Rent due hereunder shall abate commencing on the date that is 120 days after the date of the Termination Notice and ending on the effective termination date. However, if the Decision mandates that Tenant is required to vacate the Premises prior to the date which is 365 days from the date of the Termination Notice, then Fixed Rent will begin to abate as of the date of the Decision and continue until the earlier of (A) the date stipulated in the Decision for Tenant to vacate the Premises and (B) the date that is 240 days from and after the date of the Decision, and upon Tenant’s vacating the Premises, Landlord shall pay Tenant an amount equal to the difference between (i) the aggregate amount of Fixed Rent that would have been payable over the period of 240 days from and after the date of the Decision less (ii) the amount of abated Fixed Rent which had accrued between the date of the Decision and the date that Tenant vacated the Premises. In no event shall Tenant be obligated to pay a termination payment to Landlord if this Lease is terminated pursuant to this Section. Unless expressly set forth in this Section, Landlord shall not be liable to Tenant for any consequential, incidental, or other damages on account of any Proceedings.

6.1.3	Repair and Maintenance. To maintain the Premises in neat order and condition and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems located within the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. (Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.)

6.1.4	Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof. Notwithstanding the foregoing, provided, Tenant shall not be responsible for compliance with any laws, regulations, or the like requiring (i) structural repairs or modifications or (ii) repairs or modifications to the utility or Building service equipment located outside of and not exclusively serving the Premises or (iii) installation of new Building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations are required (a) due to Tenant’s work, alterations, or repairs in the Premises or Tenant’s particular manner of use of the Premises (as opposed to office use, generally), or (b) due to the act or negligence of Tenant or any agent, employee, or contractor of Tenant.

6.1.5	Indemnification. To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises and the Property arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the willful negligence, fault or misconduct of Landlord or the Landlord Related Parties. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease.

6.1.6	Landlord’s Right to Enter. To permit Landlord and its agents to enter into and examine the Premises at reasonable times upon reasonable prior notice, if possible under the circumstances, and to show the Premises to prospective purchases and lenders, and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises and to show the Premises to prospective tenants.

6.1.7	Personal Property at Tenant’s Risk All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8	Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9	Yield Up. At the expiration of the term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises, including the furniture systems and equipment leased to Tenant as part of the Initial Premises, unless this Lease is terminated earlier and Landlord elects that such furniture is to remain in the Premises; to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the initial plans if Tenant has made no installations after the Commencement Date); to remove such installations made by it as Landlord may request (including computer and telecommunications wiring and cabling, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request) and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, subject to reasonable wear and tear and damage by casualty and taking. Tenant, at the time of making any installation, may request in writing Landlord’s written permission to leave such installation in the Premises at the expiration or earlier termination of this Lease. Landlord shall, after receipt of Tenant’s request, notify Tenant in writing as to whether such installation may or may not remain in the Premises at the expiration or earlier termination of this Lease. If Landlord so notifies Tenant that such installation may remain in the Premises at the expiration or earlier termination of this Lease, Landlord shall thereafter not be permitted to request or require that such installation be removed at the expiration or earlier termination of the Lease. Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to its performance of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss,cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily rate of rent equal to two (2) times the rent and other charges in effect under this Lease as of the day prior to the date of expiration of this Lease.

6.1.10	Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit B, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building and the Park hereafter made by Landlord concerning the use of the cafeteria and fitness center and conference center, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants to conform to such Rules and Regulations.

6.1.11	Estoppel Certificate. Upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit C or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying all or any of the following: (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) to the best of Tenant’s knowledge, whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) to the best of Tenant’s knowledge, whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises; provided, however, such mortgage or prospective purchaser agrees in a writing reasonably satisfactory to Tenant to keep such information confidential.

6.1.12	Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.2	Negative Covenants. Tenant covenants at all times during the term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1	Assignment and Subletting. Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. Landlord may terminate this Lease in the case of a proposed assignment, or suspend this Lease pro tanto for the period and with respect to the space involved in the case of a proposed subletting, by giving written notice of termination or suspension to Tenant, with such termination or suspension to be effective as of the effective date of such assignment or subletting; provided, however, that Tenant may revoke its request to Landlord not later than 5 days after being notified that Landlord has elected to effect such termination. If Landlord does not so terminate or suspend, Landlord’s consent shall not be unreasonably withheld to an assignment or to a subletting, provided Mit the following conditions are met:

(i) the assignee or subtenant shall use the Premises only for the Permitted Uses;

(ii) with respect to a subletting, that after such subletting the initial Tenant named herein occupies at least fifty (50%) percent of the Rentable Floor Area of the Premises;

(iii) the proposed assignee or subtenant has a net worth and creditworthiness reasonably acceptable to Landlord;

(iv) the amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current market rate for the Premises;

(v) the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is dealing or has dealt within the preceding six months regarding the possibility of leasing space in the Building or the Park; and

(vi) the proposed assignee or subtenant is not a Prohibited Occupant as defined under subsection 6.1.2.1.

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant. With respect to any assignment or subletting during the term of this Lease to any party other than a Permitted Transferee, such assignment shall not include the right granted to Tenant under Section 2.3 hereinabove to extend the term, nor the rights granted to Tenant under Sections 2.4, 2.5, 2.6 and 2.7 to expand the Premises, and any such sublease shall be for a term expiring no later than the Expiration Date.

Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent. If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable marketing and transaction expenses of Tenant in connection with the assignment or sublease, to pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

Any other provision of this Section 6.2.1 notwithstanding, Tenant shall have the right, without Landlord’s prior written consent and without any right of Landlord to terminate or suspend this Lease, to assign this Lease or sublease all or a portion of the Premises in connection with any of the following transactions with an entity (such entity, a “Permitted Transferee”): (A) into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred, provided that in any of such events (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, (ii) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days after the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to assume and perform all the obligations of Tenant under this Lease; and (B) which is either a parent of Tenant, controlled by Tenant or under common control with Tenant, provided the initial named Tenant remains primarily liable under this Lease. (“Control” for the purposes hereof meaning ownership of 50% or more of all financial interest and 50% percent or more of the voting interest.)

If at any time during the term of this Lease, there is a name change, reformation or reorganization of the Tenant entity, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change, reformation or reorganization. If, at any time during the term of this Lease, there is a transfer of a controlling interest in the stock, membership or general partnership interests of Tenant, unless such stock is publicly traded Tenant shall so notify Landlord and (whether or not Tenant so notifies Landlord) the same shall be deemed an assignment of this Lease.

6.2.2	Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3	Hazardous Wastes and Materials. Not to dispose of any hazardous wastes, hazardous materials or oil on the Premises or the Property, or into any of the plumbing, sewage, or drainage systems thereon, and to indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of the use or disposal of hazardous wastes, hazardous materials or oil, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the aforesaid systems. Tenant shall comply with all governmental reporting requirements with respect to hazardous wastes, hazardous materials and oil, and shall deliver to Landlord copies of all reports filed with governmental authorities. The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall be permitted to use ordinary and customary cleaning and office products in reasonable quantities in the Premises.

6.2.4	Floor Load; Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.

6.2.5	Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance, which approval shall not be unreasonably withheld, conditioned or delayed in the case of interior, non-structural alterations that do not impair the structural integrity of the Building, impact the Building systems, or involve penetration of the roof or exterior walls. Tenant agrees to employ for any work one or more responsible contractors of whom Landlord has given prior approval, and whose labor will work without interference with other labor working on the Property, and to cause such contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 1.1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. Notwithstanding the foregoing, neither Landlord’s consent, nor a bond, shall be required for any alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the base building structure or the mechanical, electrical and plumbing systems; and (d) does not require work to be performed inside the walls, below the floor, or above the ceiling of the Premises and (e) the cost of such work does not exceed $5,000. However, Tenant shall notify Landlord of any Cosmetic Alteration in writing prior to commencing any work in connection with such Alteration. All work performed by or on behalf of Tenant shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

Not to grant a security interest in, or to lease, any personal property or equipment being installed in the Premises, including, without limitation, demountable partitions (the “Collateral”) without first obtaining an agreement for the benefit of Landlord in the form attached hereto as Exhibit D, from the secured party or lessor (“Secured Party”) that stipulates in the event either the Lease is terminated or Tenant defaults in its obligations to Secured Party, then (i) Secured Party will remove the Collateral within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease, or within ten (10) business days after Secured Party notifies Landlord that Secured Party has the right to remove the Collateral on account of Tenant’s default in its obligations to Secured Party, (ii) Secured Party will restore the area affected by such removal, and (iii) that a failure to so remove the Collateral will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.5.1	Without waiver of any of the requirements of the first paragraph of this Section 6.2.5, Tenant shall have the right, at its sole cost and expense, to install, maintain, and use, one (1) satellite dish, satellite pole or antenna (collectively, the “Rooftop Equipment”) on the roof of the Building, subject to Landlord’s approval regarding size, location and the manner of installation, including conformance with Landlord’s reasonable design criteria and any other reasonable requirements (including visual shielding such that it cannot be seen from street level) and provided that such installation does not void any roof bonds or affect the integrity of the roof. The installation, operation, maintenance and removal of such equipment shall be at Tenant’s sole cost and expense and shall be performed in accordance with all applicable laws and requirements of applicable governmental authorities. Tenant shall indemnify, defend and hold Landlord harmless from and against any liability, claims, damage or loss arising from the installation, maintenance, repair replacement and operation of all telecommunications equipment on the roof, unless caused by Landlord, its agents, employees or contractors. Tenant shall have the right to use reasonable shaft space in the Building, at no charge, to connect the Premises to the Rooftop Equipment. Tenant shall have access to the roof upon reasonable notice to Landlord for the purpose of installing, operating, maintaining, repairing, or removing the Rooftop Equipment. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Rooftop Equipment from the roof and repair any damage to the roof caused by the Rooftop Equipment. The right to install the Rooftop Equipment is personal to the initial named tenant and may not be assigned to any other party.

6.2.6	Abandonment. Not to abandon or vacate the Premises during the term.

6.2.7	Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Landlord, at its sole cost and expense, shall install (i) Tenant’s identification sign on the monument sign located outside the main entrance of the Building, (ii) a Building lobby identification sign, and (iii) signage identifying Tenant in the Park directory monument sign on Network Drive. All such signage shall be building standard and shall comply with the sign policy for the Park. Tenant, at its sole cost and expense, which Tenant may pay for out of the tenant improvement Allowance pursuant to Section 3.3 above, shall have the right to install an exterior identification sign on the Building, the size and location of which shall be mutually approved by Landlord and Tenant (such exterior sign is referred to as “Tenant’s Exterior Sign”). All signage installed by Tenant shall be subject to all applicable local building codes and zoning ordinance. Tenant shall be solely responsible for maintaining its exterior sign and shall remove the same at the end of the term, at its sole expense.

6.2.8	Heavy Parking and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary. Tenant shall have the non-exclusive right, in common with others, to use a Building loading dock with a leveler.

A R T I C L E  7

Casualty or Taking

7.1	Termination. In the event that the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty. In the event that the Premises are destroyed or damaged by fire or casualty, or if there is a taking of a material part of the Premises or Building, and, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within three hundred and sixty-five (365) days from the date of such casualty event, then this Lease may be terminated at the election of Tenant, which election shall be made by the giving of notice to the Landlord within thirty (30) days after the date the opinion of the architect or engineer is made available to the parties.

7.2	Restoration. If neither party elects to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services. Notwithstanding anything herein to the contrary, if Landlord shall not have restored the Premises within three hundred and sixty-five (365) days from the date of such casualty event, and such failure is not a result of delays caused by Tenant, Tenant shall have the right to terminate this Lease by giving notice of such termination to Landlord, effective at the expiration of thirty (30) days from the giving of such notice; provided however, that such termination will be rendered ineffective if, prior to the expiration of said 30-day period, Landlord shall have completed such restoration.

7.3	Awards. Insurance Proceeds. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases, except for any award for Tenant’s relocation expenses and its trade fixtures. Except for such awards, Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request. In the event this Lease is terminated as a result of damage by casualty, Tenant shall be entitled to collect all payments on insurance policies held by Tenant.

A R T I C L E  8

Defaults

8.1

Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c) if Tenant’s leasehold interest shall be taken on execution, or (d) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or (e) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with or without process of law enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

8.2	Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, an amount equal to the discounted value (calculated using a discount factor of 6%) of the excess of the total rent reserved for the residue of the term over the rental value of the Premises for said residue of the term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Tenant further covenants as additional and cumulative obligations after any such termination, to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 8.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 8.2, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 8.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Fixed Rent and Additional Rent accrued in the twelve (12) months ended next prior to such termination (or the actual balance of the term if less than 12 months is remaining) plus the amount of rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 8.2 up to the time of payment of such liquidated damages. Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3	Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4	Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5	Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6	No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7	No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1	Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2	Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder beyond all applicable cure periods). Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Tenant also agrees that if it shall fail at any time to execute, acknowledge and deliver any such instrument requested by Landlord, Landlord may, in addition to any other remedies available to it, execute, acknowledge and deliver such instrument as the attorney-in-fact of Tenant and in Tenant’s name; and Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact, coupled with an interest with full power of substitution, and in its name, place and stead so to do. Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary; provided, however, that no such terms, provisions or conditions shall increase Tenant’s financial obligations hereunder or interfere with Tenant’s use of the Premises. Landlord agrees to obtain its current lender’s standard form of Subordination, Non-disturbance and Attornment Agreement (“SNDA”) for Tenant. All costs of negotiating and obtaining such SNDA shall be borne by Tenant.

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Miscellaneous Provisions

10.1	Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when mailed to such address postage prepaid, by certified mail, return receipt requested, or when delivered to such address by hand.

10.2	Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3	Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the term of this Lease) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease in Tenant’s name if Tenant fails, within 10 days after request therefor, to either execute, acknowledge or deliver such notice of termination or give Landlord written notice setting forth the reasons why Tenant is refusing to deliver such notice of termination.

10.4	Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief or specific performance against Landlord.

10.5	Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.

10.6	Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord (and to all mortgagees of which Tenant has notice) specifying the nature of Landlord’s alleged default. Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of Landlord’s default, whether or not notice is given. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.

10.7	Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Jones Lang LaSalle, and in the event of any brokerage claims, other than by Jones Lang LaSalle against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.

10.8

Applicable Law and Construction This Lease may be executed in counterpart copies, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. This Lease contains all of the agreements between Landlord and Tenant with respect to the

Premises and supersedes all prior dealings between them with respect thereto. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

WITNESS the execution hereof under seal on the day and year first above written:

LANDLORD:

NET VIEW 5 AND 6 LLC, a Delaware limited liability company

By:	NetView Investments LLC, a Delaware limited
liability company, its Manager

	By:	NetView Holdings LLC, a Massachusetts
limited liability company, its Manager

By: Nordblom Development Company, Inc., a
Massachusetts corporation, its Manager

By:
Name:
Title:

TENANT:

EXA CORPORATION, a Delaware corporation

By:
Its:
Hereunto duly authorized